EX-28.h.28

EXPENSE LIMITATION AGREEMENT FOR MASTER-FEEDER FUNDS

NATIONWIDE VARIABLE INSURANCE TRUST

This EXPENSE LIMITATION AGREEMENT, effective as of November 12, 2021, by and between NATIONWIDE FUND MANAGEMENT LLC (“NFM”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of certain of its series (each, a “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open end management company of the series type, and each Fund is a separate series of the Trust; and

WHEREAS, NFM serves as master-feeder service provider to the Funds pursuant to a master-feeder services agreement, dated May 1, 2007, between NFM and the Trust (the “Services Agreement”), under which the Funds pay fees to NFM as specified therein based on the value of the average daily net assets of the Fund (“Master-Feeder Service Fees”); and

WHEREAS, NFM anticipates that the Funds will receive assets in connection with a substitution transaction pursuant to which Nationwide Life Insurance Company and/or its affiliates will replace certain third-party funds available in its variable annuity and variable life insurance products with the Funds (the “Substitution Transaction”); and

WHEREAS, in order to protect the interests of owners of variable annuity and variable life insurance contracts who become beneficial shareholders of the Funds on account of the Substitution Transaction, the Trust and NFM agree to limit total fund operating expenses with respect to the Funds as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Limitations.

1.1. Applicable Expense Limits. To the extent that the aggregate expenses of every character incurred in any fiscal year by the share class of each Fund identified in Exhibit A attached hereto, including but not limited to investment management fees, Master-Feeder Service Fees, 12b-1 Fees and fees adopted pursuant to an administrative services plan, but taking into account the effect of any fees waived by the investment adviser to the master fund corresponding with the applicable Fund, or waived by NFM or any of its affiliates pursuant to any other fee waiver agreement, respectively (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of NFM.

1.2. Operating Expense Limit. The Operating Expense Limit in any year shall be a percentage of the average daily net assets of each class of a Fund as described in Exhibit A, excluding interest, taxes, brokerage commissions and other costs incurred in connection with the purchase and sale of portfolio securities.

1.3. Method of Computation. To determine NFM’s liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for the applicable class of each Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of a Fund class, NFM shall reimburse or otherwise remit to the Fund an amount that is sufficient to satisfy such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of any reimbursements or other payments remitted by NFM to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Recoupment of Expense Reimbursements.

2.1. Recoupment. If in any fiscal year during which total Fund assets are greater than $100 million and in which the Services Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, NFM shall be entitled to recoupment by the Fund, in whole or in part as provided below, of the amounts reimbursed and other payments remitted by NFM to the Fund pursuant to Section 1 hereof. The total amount of recoupment to which NFM may be entitled (the “Recoupment Amount”) shall equal, at any time, the sum of all expenses previously reimbursed by NFM and all other payments remitted by NFM to the Fund pursuant to Section 1 hereof, less any recoupment of amounts previously paid by the Fund to NFM, pursuant to Sections 2.2 or 2.3 hereof, with respect to such expense reimbursements and payments; provided, however, that no Recoupment Amount shall be paid at a date more than three (3) years from the month in which NFM reimbursed expenses to the Fund for the corresponding Excess Amount pursuant to Section 1, and that the Reimbursement Amount does not cause the Fund to exceed (i) the Operating Expense Limit that was in place at the time NFM waived the Master-Feeder Service Fees or reimbursed other expenses, or (ii) the current Operating Expense Limit. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Recoupment Amount.

2.2. Board Reporting. NFM shall provide to the Trust’s Board of Trustees (and/or a designated Committee thereof), at each regularly scheduled meeting, a report summarizing the recoupments paid to NFM pursuant to Section 2.1 hereof during the immediately preceding quarter end and a projection of potential recoupments to be paid to NFM during next succeeding quarter end.

2.3. Method of Computation. To determine a Fund’s payments, if any, to compensate NFM for all or any portion of the Recoupment Amount, each month the Fund Operating Expenses for the applicable Fund class shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, the Fund shall pay to NFM an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to NFM will not exceed the total Recoupment Amount. If the annualized Fund Operating Expenses for the Fund are greater than the Operating Expense Limit for one or more months in a quarter and less than the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board.

2.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Operating Expense Limit.

Each Operating Expense Limit shall take effect upon the date that the applicable Substitution Transaction is completed and continue until the second anniversary thereof, following which it shall expire, provided however, that the recoupments described in Section 2 will not continue to accrue for more than three (3) years from the month in which NFM reimbursed expenses to the Fund for the corresponding Excess Amount pursuant to Section 1.

4. Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Master-Feeder Service Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Services Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

NATIONWIDE FUND MANAGEMENT LLC

By:	/s/ Michael S. Spangler
Name: Michael S. Spangler
Title: President

EXHIBIT A

Fund and Share Class	Operating Expense Limit
NVIT American Funds Asset Allocation Fund Class II	1.03	%*
NVIT American Funds Growth Fund Class II	1.11	%*

*	Such Operating Expense Limit shall take effect upon the date that the Substitution Transaction is completed and continue until the second anniversary thereof, following which it shall expire.